Exhibit p.7

CATALIO
CAPITAL MANAGEMENT

CODE OF ETHICS

SEPTEMBER 2024

THIS MANUAL IS THE PROPERTY OF CATALIO CAPTIAL MANAGEMENT AND MUST BE RETURNED BY AN EMPLOYEE UPON THE EMPLOYEE'S TERMINATION OF EMPLOYMENT. THE CONTENTS OF THIS MANUAL ARE CONFIDENTIAL, AND MUST NOT BE REVEALED TO THIRD PARTIES.

Catalio Capital Management	Code of Ethics

Table of Contents

1.	INTRODUCTION

The Catalio Capital Management Code of Ethics is guided by this central tenet: That the interests of our Clients must be placed first at all times.

As an employee of Catalio, we expect that this tenet guides you in your daily work. We expect that you:

•	Conduct all investment transactions, including personal trading transactions, in consistency with our Code of Ethics, and in such a manner that avoids any actual or perceived conflict of interest.

•	Not abuse your position of trust and responsibility, take inappropriate advantage of your position within Catalio, or misrepresent Catalio or your role within Catalio.

•	Comply with all applicable Federal Securities Laws.

This document will cover a variety of circumstances and conduct, but no policy or procedure can anticipate every possible situation. Consequently, as an Employee, we expect you to not only to abide by the letter of our Code of Ethics, but also to aspire to its spirit by upholding Catalio’s values and conducting yourself with integrity, honesty and trust. Think of our Code of Ethics as an active part of your normal course of business, and use it to guide you in placing the interests of our Clients first at all times.

1	BACKGROUND

The Code of Ethics Rule of the Investment Advisers Act of 1940 (the Advisers Act) requires investment Advisers registered with the U.S. Securities and Exchange Commission (SEC) to adopt a written Code of Ethics. Catalio Capital Management, LP (Catalio or the Firm) became registered as an Investment Adviser on July 30, 2021. This Code of Ethics sets forth standards of conduct expected for Supervised Persons, i.e., any partner, officer, director, or other person occupying a similar status or performing similar functions, or employee of Catalio or any other person who provides investment advice on behalf of Catalio and is subject to Catalio’s supervision and control (hereafter, an Employee or Team Member). The Code of Ethics establishes Catalio and each Team Member’s fiduciary duty to Catalio’s private funds and separately managed account (the “Clients”).

The Code of Ethics accompanies Catalio’s Compliance Manual (the Manual).

2	OVERSIGHT OF THE CODE OF ETHICS

2.1	Acknowledgement of the Code of Ethics

Catalio has implemented an online tool, ComplySci, to assist the Firm in administering the Code of Ethics. References to Supervised Person acknowledgement, certification and reporting will be administered via ComplySci. Further, Supervised Persons will utilize ComplySci to pre-clear and report Code of Ethics activities as further detailed in this document.

As a Team Member, you will be asked to execute the Employee Acknowledgement of Receipt and Compliance Attestation via ComplySci upon hire and annually thereafter, certifying that you have read and understand the Code of Ethics contents.

Catalio Capital Management	Code of Ethics

2.2	Modifications to the Code of Ethics

Catalio may modify any or all of the policies and procedures in this Code of Ethics. Should revisions be made, you will receive written notice from the Chief Compliance Officer (along with any person who is delegated authority for compliance matters, the CCO). If you have any questions regarding your responsibilities under the Code of Ethics, contact the CCO.

2.3	Reporting Violations

You must promptly report any violations of the Code of Ethics and any Federal Securities Laws to the CCO.

2.4	Sanctions for Failure to Comply with the Code of Ethics

If it is determined that you have committed a violation of the Code of Ethics, Catalio may impose sanctions and/or take other action as deemed appropriate. These actions may include, among other things, disgorgement of profits, criminal or civil penalties, a letter of caution or warning, suspension or termination of employment, and/or notification to the SEC or other federal regulatory authority of the violations.

3	EMPLOYEE SUPERVISION

Pursuant to Advisers Act Section 203(e), if an investment adviser fails to reasonably supervise an employee and that person violates the Federal Securities Laws, then the SEC may censure, limit the activities of, or revoke, the registration of the investment adviser. However, Section 203(e)(6) states that an investment adviser will not be deemed to have failed to reasonably supervise if the adviser has: (i) established procedures and a system for applying such procedures, that would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and (ii) reasonably discharged the duties and obligations incumbent upon it by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with Catalio takes seriously its obligation to supervise you as a Team Member. Accordingly, Catalio’s Compliance Program is designed to ensure that it reasonably supervises you, with an objective of preventing violations of the Advisers Act and its rules, as well as other applicable Federal Securities Laws. If you act in a supervisory capacity, Catalio expects you to oversee any other Employee under your supervision in a manner consistent with the policies and procedures contained in our Compliance Program. Any questions regarding the scope of this expectation should be brought to the attention of the CCO.

Where CCO (or other managerial) approval is required prior to you, or the Firm, to be able to take certain actions, the CCO (or such other person) may deny or withhold approval if, in the CCO’s (or such other person’s) good faith determination, the proposed action would not be in the best interests of Catalio and its Clients, or would otherwise violate applicable policies and procedures, contractual restrictions or laws and regulations.

When the CCO’s activity requires pre-approval under the Code of Ethics, a Managing Partner will review the CCO’s request and provide pre-approval to the CCO as necessary.

4	CONFLICTS OF INTEREST GENERALLY

It is Catalio’s policy generally that you, as an Employee, act in good faith and in the best interests of the Firm. Section 206 of the Investment Advisers Act aims to address conflicts of interest between investment advisers and their clients, and prohibits you from putting your own interests ahead of the interests of our LPs. To this end, you must not put yourself or Catalio in a position

Catalio Capital Management	Code of Ethics

that would create even the appearance of a conflict of interest. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any interest or activity that might constitute a conflict of interest under this Code of Ethics must be fully disclosed to the CCO, so that a determination may be made whether such interest or activity should be disclosed to Clients, disposed of, discontinued or limited. The following sections of this Code of Ethics are designed to address the material conflicts of interest that you, as a Team Member, can expect to encounter in fulfilling your responsibility to Catalio.

5	WHISTLEBLOWER PROTECTIONS

5.1	Introduction

This section is Catalio’s Whistleblower Policy. It is the responsibility of you, as a Team Member, to comply with Catalio’s policies and procedures, as well as applicable law. In addition, it is your responsibility to report violations or suspected violations, such as financial impropriety or irregularity, dishonest activity, or any other conduct prohibited by Catalio’s policies and procedures or applicable law. As an Employee, if you make reports or complaints pursuant to this Whistleblower Policy, you will be protected from retaliation under Catalio’s Non-Retaliation Policy, described below. The Whistleblower Policy is intended to encourage and enable you to raise serious concerns within Catalio prior to seeking resolution outside of the Firm.

Catalio encourages you to share questions, concerns, suggestions or complaints with someone who can address them properly. In most cases, your direct supervisor is in the best position to address an area of concern. However, if you are not comfortable speaking with your supervisor, or you are not satisfied with your supervisor’s response, you are encouraged to speak with the CCO.

5.2	Investigations

All suspected violations will be investigated by Catalio. The CCO is responsible for promptly investigating and resolving all reported complaints or allegations of violations of Catalio’s policies and procedures and/or applicable laws. As an Employee, if you file a complaint concerning a violation or suspected violation of Catalio’s policies and procedures or applicable law.

You must act in good faith and have reasonable grounds for believing that the information disclosed indicates a violation. Any allegation that proves to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

As an Employee, participating in an investigation requires you to keep all interviews and other details of the investigation confidential to the fullest extent practicable and to refrain from discussing such matters with anyone, other than those individuals conducting or directing the investigation. Nothing in this policy prohibits you from making a report, complaint, or charge to any governmental agency or from communicating with a governmental agency in connection with a report, complaint, or charge (see SEC’s Whistleblower Program).

5.3	Non-Retaliation

Catalio forbids retaliation against anyone who, in good faith, reports or complains, assists in making a complaint, or cooperates in an investigation of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Catalio’s policies and procedures or applicable law. If you retaliate against another employee in violation of this policy, you will be subject to discipline, including immediate termination.

Catalio Capital Management	Code of Ethics

5.4	SEC’s Whistleblower Program

As an Employee, if you come forward and report possible violations of the Federal Securities Laws to the SEC, the SEC’s Whistleblower Program provides monetary incentives to you. Under the SEC’s Whistleblower Program, if you are deemed to be an eligible whistleblower, you are entitled to an award of between 10% and 30% of the monetary sanctions for information that leads to a successful SEC action resulting in an order of monetary sanctions exceeding $1 million. An “eligible whistleblower” is a person who voluntarily provides the SEC with original information about a possible violation of the Federal Securities Laws that has occurred, is ongoing, or is about to occur. As an Employee, you are eligible for the SEC award for information reported internally, if the information is reported to the SEC (by either you as the Employee or Catalio) within 120 days of your internal reporting. Catalio encourages you to follow the Firm’s Whistleblower Policy and to submit any inquiries regarding the SEC’s Whistleblower Program to the CCO.

6	CONFLICT OF INTEREST: GIFTS AND ENTERTAINMENT

6.1	Gifts and Entertainment Policy

The reason the SEC requires a Gifts and Entertainment policy is to avoid actual, or the appearance of, conflict of interest. As a Team Member, if you give or receive gifts or entertainment to individuals or firms with whom Catalio does, or is likely to do, business with, you may give the appearance of a conflict of interest.

Catalio’s Gifts and Entertainment Policy distinguishes between a gift and entertainment.

A Gift is an item (or service) of value that a third party provides to you, or you to a third party, where there is no business communication involved in the enjoyment of the Gift, for example, gifting a client a set of golf clubs. Some gifts are always prohibited, and some gifts are always permitted (see below). Entertainment is when a giver participates with the recipient in the enjoyment of the item or service, for example, golfing with a client. Gifts and Entertainment over $250 must be reported to the CCO, and gifts over $500 requires pre-approval from the CCO.

Catalio’s Gifts and Entertainment Policy applies in all jurisdictions. For gifts outside of the U.S., Gift and Entertainment limits and thresholds are to be adjusted based on relevant exchange rates.

6.2	Gifts

6.3	Gifts That Are Always Prohibited

Giving or receiving the following Gifts is prohibited, regardless of Gift value:

6.3.1	Cash

You may not give or receive cash or cash equivalent Gifts, such as gift cards, gift certificates, or any item that can be used as, or alongside, hard currency, under any circumstances.

6.3.2	Loans

As an Employee, you are prohibited from directly or indirectly making, soliciting or accepting any loans (for example, Crowdfunding loans), other than accepting personal loans from friends and family members or otherwise from a recognized lending institution, made in the ordinary course of business on usual and customary terms.

6.3.3	Soliciting of Gifts is Prohibited

Solicitation of Gifts from individuals or firms with whom Catalio does, or is likely to do, business with is unprofessional and is strictly prohibited.

Catalio Capital Management	Code of Ethics

6.4	Gifts That Are Always Permitted

The following Gifts are also always permitted, and do not need to be reported:

•

A Gift given to you, as an Employee, from a business or corporate gift list on the same basis as other recipients of the sponsor and not personally selected for you (for example, holiday gifts) valued at equal to or less than $250.

•

Gifts from a sponsor to celebrate or acknowledge a transaction or event that are given to a wide group of recipients and not personally selected for you, as an Employee (for example, closing dinner gifts, Gifts given at an industry conference or seminar) valued at equal to or less than $250.

•

As an Employee, you may receive wedding, graduation or similar types of Gifts from Clients valued at equal to or less than $250, as these in some cases may be difficult to return to the sender. (These Gifts must be Reported if value is equal to or greater than $250.)

6.5	Gifts That Require Pre-Approval

The following Gifts require pre-approval from the CCO or designee:

•	Gifts with a value equal or greater than $500.

•	Gifts with a value totaling more than $500 from any single vendor, service provider, or trading counterparty, in the previous 12 months.

•	Regardless of value, Gifts that would raise scrutiny, including gifts that would result in an actual or perceived conflict of interest.

Team members must submit gifts for pre-approval using ComplySci. If you are unable to judge the value of a Gift, or whether a gift might raise scrutiny, contact the CCO for guidance.

6.6	Gifts That Require Reporting

As a rule, unless a Gift is “always permitted” as described above, you must report to the CCO giving or receiving a Gift if its value is equal to or greater than $250 to/from each person or firm with whom Catalio has or is likely to have business dealings.

These Gifts must be reported on a quarterly basis, as part of each Employee’s quarterly Code of Ethics attestation process in ComplySci.

If you are unable to judge the value of a Gift, whether a Gift is considered a cash equivalent, or believe that the Gift may be excessive, contact the CCO for guidance.

The CCO or designee will perform checks on Catalio’s expense reports on at least an annual basis to confirm that you are abiding by the Gifts and Entertainment Policy.

6.7	Entertainment

6.8	Entertainment That is Always Prohibited

The following Entertainment is always prohibited:

•	Entertainment that involves illegal activities.

6.9	Entertainment That is always Permitted

The following Entertainment is always permitted:

•	Regardless of value, Entertainment activities involving clients or investors or prospective clients or investors is always permitted.

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•

Regardless of value, Entertainment customarily associated with ethical business practices that cannot be reasonably interpreted by others as constituting an inducement to take a particular action, is always permitted. Spouses and other family members may at times attend Entertainment events.

6.10	Entertainment That Always Requires Pre-Approval

Pre-approval is required for Entertainment valued at more than $500 per participant unless it is “always permitted” as per the above.

The following Entertainment always require pre-approval:

•	Regardless of value, Entertainment offered to you by potential or existing vendors or service providers.

•	Regardless of value, Entertainment that is offered to you by trading counterparties.

•	Regardless of value, Entertainment that is offered to you by Catalio portfolio companies.

•	Entertainment totaling more than $500 from any single vendor, service provider, or trading counterparty, over any 12-month period.

Pre-approval is also required for Entertainment that is excessive, could be perceived as not usual and customary, or would raise scrutiny. If you’re not sure whether the Entertainment you’re considering is excessive, not customary, or would raise scrutiny, ask the CCO.

If you are ever in a situation where you cannot obtain pre-approval prior to an Entertainment event that would require pre-approval, you must report to the CCO promptly after.

6.11	Entertainment That Requires Reporting

As a rule, unless Entertainment is “always permitted” as described above, you must report to the CCO giving or receiving Entertainment if its value is equal to or greater than $250 to/from each person or firm with whom Catalio has or is likely to have business dealings.

Such Entertainment must be reported on a quarterly basis, as part of each Employee’s quarterly Code of Ethics attestation process in ComplySci.

If you are unable to judge the value of Entertainment, or believe that the Entertainment may be excessive, contact the CCO for guidance.

The CCO or designee will perform checks on Catalio’s expense reports on at least an annual basis to confirm that you are abiding by the Gifts and Entertainment Policy.

7	CHARITABLE DONATIONS

As an Employee, you may not make charitable donations in Catalio’s name or on its behalf without the CCO’s prior pre-approval. In addition, you may not solicit charitable donations from an employee of a broker-dealer, an investor, a prospective investor, an individual appointed by Catalio to serve as an independent director, a data provider, accounting firm, law firm, any founders or employees of a portfolio company or prospective portfolio company, or any other person or entity that does or seeks to do business with or on behalf of Catalio without the CCO’s pre-approval.

Catalio Managing Partners and General Partners are exempted from seeking pre-approval under this policy. However, the CCO may request that Managing Partners and General Partners provide details with respect to their charitable solicitation activities in order to monitor for potential conflicts of interest.

Catalio Capital Management	Code of Ethics

8	POLITICAL CONTRIBUTIONS AND PAY TO PLAY

8.1	Introduction

The Advisers Act’s Pay to Play Rule restricts Catalio and its Team Members from making political contributions that may appear to be made for pay to play purposes, regardless of the Employee/contributor’s intent. The SEC uses the phrase “pay to play” to refer to arrangements where investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates: (i) a two-year time-out from receiving compensation for providing advisory services to a state and local government entity after political contributions have been made to government officials that are involved in awarding advisory contracts to manage the assets of state or local pension funds; (ii) a prohibition on soliciting or coordinating certain political contributions and/or payments; and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

8.2	Pay to Play Policy

Catalio’s Pay to Play Policy prohibits you from making any contribution1 related (i) to candidates running for political office, or (ii) to political parties or political action committees (PACs) that may contribute to such campaigns (collectively, a Political Contribution), without the approval of the CCO.

Catalio will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship. In addition, under no circumstances may you, as an Employee, engage in any of these activities indirectly, such as by funneling payments through third parties including, for example, Immediate Family Members (as defined below), attorneys, friends or companies affiliated with Catalio as a means of circumventing the Pay to Play Rule.2

8.3	New Employee Certification

When an individual joins Catalio as a Team Member, Catalio must “look back” at that Employee’s prior Political Contributions. If the Employee is involved in soliciting Clients for Catalio, then Catalio is required to look back at the Employee’s Political Contributions for two (2) years. If the Employee isn’t involved in soliciting Clients, then Catalio is only required to look back six (6) months. The CCO will determine whether any such past Political Contribution will affect the Catalio’s business. Upon joining Catalio, each new Employee must complete a New Hire Political Contributions Certification via ComplySci.

[1]

“Contribution” is broadly defined and means the giving of “anything of value” in connection with any election for elected, including contributions to any candidate for political office, political party or PAC. Anything of value includes providing services to a campaign, political part or PAC.

[2]	The Pay to Play Rule contains a “catch-all” provision that prohibits indirect acts, which if done directly, would violate the Rule.

Catalio Capital Management	Code of Ethics

8.4	Pre-Approval of Political Contributions

The SEC Pay-to-Play Rule, Rule 206(4)-5 under the Investment Advisers Act, prohibits investment advisers from engaging in certain activities related to political contributions to state and local government officials. Catalio prohibits you and your Immediate Family Members from making political contributions to candidates or government officials and/or political parties and affiliates without the CCO’s pre-approval by completing a Political Contribution Pre-Approval Request Form via ComplySci before making a Political Contribution.

9	PERSONAL TRADING

9.1	General Policy

As required by the Advisers Act’s Code of Ethics Rule, as well as to comply with Section 17j-1 of the Investment Company Act of 1940, Catalio has adopted the following Personal Trading Policy. For purposes of this Personal Trading Policy, you are an Access Person. The Code of Ethics Rule requires that any Access Person submit to the CCO reports of the Access Person’s current securities holdings. An Access Person is defined as any Supervised Person who:

•	Has access to Nonpublic Information (as defined below) regarding any Fund’s purchase or sale of securities, or Nonpublic Information regarding the portfolio holdings of any reportable Fund, or

•	Is involved in making securities recommendations to Clients, or who has access to such recommendations that are Nonpublic.

As an Access Person, you are restricted from trading certain securities, and required to report certain securities.

Pursuant to the Advisers Act’s Books and Records Rule, Catalio maintains a record of: (i) each report made by you, as an Employee, pursuant to the Code of Ethics Rule; (ii) the names of persons who are currently, or within the past five (5) years were, Access Persons of Catalio; and (iii) any decision, and the reasons supporting the decision, to approve the acquisition of securities by you, as an Employee, pursuant to this Personal Trading Policy for at least five (5) years after the end of the fiscal year in which the approval was granted.

9.2	Definition of Covered Account

This policy applies to all of your Covered Accounts, which are the accounts of not just you but also your children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses/domestic partners, siblings, mother-in-law, father-in-law, son-in-law, brother-in-law, or sister-in-law, and adoptive relationships (together, an Immediate Family Member) who are:

(1)	Residing in your household, and/or,

(2)	Financially dependent on you.

For avoidance of doubt, Covered Accounts would not include accounts of roommates or housemates unless you are otherwise engaged in domestic partnership with such an individual.

It is your responsibility, as an Employee, to ensure that your Immediate Family Members are aware of this Personal Trading Policy and adhere to it.

9.3	Permissible Trades

In your Covered Accounts, you are prohibited from trading any healthcare stocks, as defined by the Bloomberg Industry Classification System (BICS), which includes securities in the

Catalio Capital Management	Code of Ethics

biotechnology and life sciences industries. You are further prohibited from trading any public securities owned by Catalio Funds. Holdings purchased before the institution of this policy (“Legacy Holdings”) may be sold, but only with CCO pre-approval. As it relates to non-healthcare stocks, you are required to report any equity trade, including options, futures and warrants, or other derivative of any single equity security. Participation in Initial Public Offerings (“IPOs”) also requires pre-approval.

Please refer to Appendix D to find a full list of permissible and non-permissible trade types.

Approvals are valid until the close of trading on the day the approval was granted. The CCO must obtain a Managing Partner’s pre-approval of all trades.

All trade Approvals can be submitted via ComplySci.

9.4	Definition of Non-Discretionary Managed Account

A Non-Discretionary Managed Account includes: (i) an account in which you do not have any direct or indirect influence or control over specific investment decisions, such as in the case of a fully non-discretionary investment management account (where you do not exercise any direct or indirect influence or control over the person or entity exercising discretion over the account); (ii) an account in which you, as an Team Member, do not have any direct or indirect influence or control and have no knowledge of the account holdings, such as a blind account or trust; and (iii) an investment fund whereby all investment decisions are made by a third party who is unrelated to you.

While Non-Discretionary Managed Accounts are typically exempt from requiring trade pre-approval, the CCO must first certify that each account is exempt from the trading restrictions and prohibitions contained in this Personal Trading Policy. In considering whether to grant pre-approval, the CCO may request the following information (to be submitted as determined by the CCO):

•	Information about the third-party adviser’s, broker’s or trustee’s relationship to you as the Employee;

•	Annual certifications by you and the applicable third-party adviser, broker or trustee regarding your influence or control over the account; and/or,

•	Reports on holdings and/or transactions made in the account.

If you are the beneficial owner of a Non-Discretionary Managed Account, you are prohibited from communicating with the third-party adviser, broker or trustee administering the account regarding any specific investment decisions. All Non-Discretionary Accounts require a written discretionary investment management agreement or similar document covering the account for the account to be considered for exemption from the Personal Trading Policy.

9.5	Definition of Reportable Security

Reportable Securities include a wide variety of investments such as stocks, bonds, fixed income, options, warrants, futures, currencies, and derivatives.3 A Reportable Security also includes all Exchange Traded Funds (ETFs) and Exchange Traded Notes (ETNs). Please note here the

[3]

The SEC defines a “security” as “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security or on any group or index of securities … or any warrant or right to subscribe to or purchase any of the foregoing.”

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difference between a Permissible trade and a Reportable trade: While trading in Catalio-owned securities and any IPOs requires pre-approval, trading in all other securities as defined in this paragraph requires reporting even though pre-approval isn’t necessary.

A Reportable Security does not include (i.e. the following are considered Non-Reportable Securities):

•	Transactions and holdings in direct obligations of the U.S. government;

•	Money market instruments defined as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments;

•	Shares issued by money market funds;

•	Securities held through a qualified tuition program established pursuant to Section 529 of the Internal Revenue Code of 1986, as amended (“529 Plans”);

•

Shares issued by open-end funds (mutual funds); provided that such funds are not advised by Catalio or an affiliate and such fund’s advisor or principal underwriter is not controlled or under common control with Catalio; and,

•

Units of a unit investment trust; if the unit investment trust is invested exclusively in one or more open-end funds, provided that such funds are not advised by Catalio or an affiliate and such fund’s adviser or principle underwriter is not controlled or under common control with Catalio.

As an Employee, you are permitted to trade Non-Reportable Securities and you are not required to report trades of Non-Reportable Securities, with the exception of providing disclosure of all brokerage accounts held at the time of joining Catalio and, annually, disclosure of Non-Reportable Securities Holdings via ComplySci.

9.6	Reporting of Employee’s Holdings and Transactions

As an Employee, you are required to periodically report your personal securities transactions and holdings. When you start working with Catalio, you must provide the CCO with the names of any brokerage firms or banks where you have an account in which any securities, futures or commodities are held. This includes, but is not limited to, 401(k), and IRA and 529 accounts.

9.6.1	Initial Holdings Report

As a new Employee, you must provide the CCO with an Initial Holdings Report via ComplySci for Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings. The Initial Holdings Report must be submitted within ten (10) days of your commencement of employment and the report must be current as of a date not more than 45 days prior to your hire date.

9.6.2	Annual Holdings Report

As an Employee, you must provide the CCO with an Annual Holdings Report (and, together with the Initial Holdings Report, the Holdings Reports) via ComplySci for disclosing of Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings, containing the same information required in the Initial Holdings Report as described above. The Annual Holdings Report must be submitted by February 14 and must be current as of a date not more than 45 days prior to the date that the Annual Holdings Report is submitted.

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9.6.3	Duplicate Brokerage Statements (Quarterly Transaction Report)

Under the Code of Ethics Rule, Catalio is required to obtain a Quarterly Transaction Report from you, as a Team member. However, the Code of Ethics Rule permits you to submit brokerage statements in lieu of the Quarterly Transaction Report. Therefore, Catalio requires you to instruct your brokerage firm(s) to submit duplicate brokerage account statements for all Covered Accounts directly to the CCO. In the event that your brokerage firm does not submit your brokerage statements directly to the CCO, you as an Employee are required to provide the CCO with copies of monthly or quarterly brokerage account statements relating to each Covered Account. Brokerage statements must be submitted within 30 days of the end of the calendar quarter.

9.6.4	New Accounts

As a Team Member, you must notify the CCO promptly (but in any event within ten (10) business days) via ComplySci (email will suffice) if you open any new account with a brokerage firm or other custodian or moves an existing account to a different brokerage firm or other custodian.

9.6.5	Exemption from Reporting on Automatic Investment Plans

As an Employee, you are not required to submit a Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

9.7	Limited Offerings

The Code of Ethics Rule requires that for you, as an Access Person, the CCO’s pre-approval is required prior to investing in a Limited Offering for you and your Immediate Family Members. Limited Offerings include investments in private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

Prior to making the initial or any follow-on investment, you must arrange for the CCO to review and obtain any private placement memorandum, subscription agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, you must promptly inform the CCO of any changes in the investment and provide the CCO with a brief written yearly update. Pre-approvals of Limited Offering investments are valid for a 3-month period.

9.8	Initial Public Offerings

The Code of Ethics Rule requires you, as an Access Person, to obtain the CCO’s pre-approval prior to investing in an initial public offering (IPO). Catalio permits you to invest in IPOs subject to the CCO’s pre-approval.

9.9	Specific Account Exemptions

If you wish to seek an exemption of a specific Covered Account from coverage under the Code of Ethics, you must contact the CCO for an exemption/waiver request. The CCO will make a determination of whether such exemption/waiver would be in the best interests of Catalio’s Clients. The CCO will prepare a written memorandum of any exemption/waiver granted, describing the circumstances of, and reasons for, the exemption/waiver. Managing Partners will provide pre-approval for any account exemption requests submitted by the CCO.

9.10	Review and Retention of Reports

The CCO will review the Holdings Reports, duplicate brokerage statements (in lieu of Quarterly Transaction Reports) and any successful pre-approval forms to determine whether any violations of Catalio’s policies or of the Federal Securities Laws have occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance in ComplySci, the CCO will contact the responsible Employee to resolve the discrepancy. If Catalio determines that you have violated the Code of Ethics, you may be subject to disciplinary action or restrictions on further trading.

Catalio Capital Management	Code of Ethics

9.11	Remedy for Violations of the Personal Trading Policy

The CCO will review each violation of the Personal Trading Policy and determine remedies, if any, as befitting the facts and circumstances of any such violation by an Employee. As appropriate, the CCO may elect to utilize the following remedies: (1) Verbal and written warnings; (2) Formal documentation in Catalio’s HR files; (3) Discussion with the Employee’s supervisor; (4) Time-out from the Employee’s Personal Trading Activities; or (5) Disgorgement of profits.

9.12	Escalation of Violations and Sanctions

Upon discovering a violation of the procedures contained in this Code of Ethics, the CCO will notify a Managing Partner and Catalio may impose sanctions as it deems appropriate.

9.13	Confidentiality

The CCO and any other designated compliance personnel receiving reports of your holdings and transactions under this Code of Ethics will keep such reports confidential, except to the extent that Catalio is required by law to disclose the contents of such reports to regulators.

10	OUTSIDE BUSINESS ACTIVITIES

10.1	Outside Business Activities Policy

Pursuant to Catalio’s Outside Business Activities Policy, you as a Team Member must obtain the CCO’s pre-approval before engaging in outside business activities. An Outside Business Activity includes being (whether or not on behalf of Catalio) an officer, director, board member, limited or general partner, member of a limited liability company, employee or consultant of any non-Firm entity or organization. As an Employee, if you wish to enter into or engage in an Outside Business Activity, you must obtain the CCO’s pre-approval via ComplySci. For avoidance of doubt, an Outside Business Activity does not include service on a portfolio board on behalf of a Catalio Client.

If an Employee is approved to serve on the Board of Directors of a publicly listed company, or if a private company on which the Employee serves on the Board of Directors (whether or not on behalf of a Catalio Client) holds an Initial Public Offering, the CCO shall add the public company to the Firm’s Restricted List.

If an Employee receives compensation in connection with Board service conducted on behalf of a Catalio Client, any such compensation shall offset management fees in accordance with the Client’s governing documents.

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10.2	Family Member’s Conflicts of Interest

As a Team Member, you have an ongoing responsibility to notify Catalio about any “special relationship4” that you have with an Immediate Family Member5 (see Personal Trading Policy, Definition of Covered Account, above), regardless of whether the Immediate Family Member resides with you as an Employee.

As an Employee, you also must notify the CCO if an Immediate Family Member:

•	Is running for a board position or involved in a proxy contest at a public company;

•	Conducts business with or works for an entity that conducts business with Catalio; or

•	Works for or on behalf of any newspaper, radio, television, magazine, Internet or other media organization.

11	INSIDER TRADING

11.1	Introduction

The Advisers Act requires investment advisers to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent insider trading, i.e., the misuse of material, nonpublic information (MNPI) by Catalio or any of its Employees or affiliates.

The term Insider Trading generally means one or more of the following:

•	Trading while in possession of MNPI received from an Insider, Temporary Insider or a person breaching a duty of trust or confidence to a source of confidential information;

•

Trading while in possession of MNPI[6] received from a Temporary Insider or a person breaching a duty of trust or confidence to a source of confidential information, where the information (i) was disclosed by the Temporary Insider in violation of the Temporary Insider’s duty to keep the information confidential or (ii) was misappropriated by the person breaching a duty of trust or confidence;

•	Recommending the purchase or sale of securities while in possession of MNPI; or,

•	Tipping MNPI to others.

11.2	Special MNPI Considerations when Investing Across Public and Private Companies

Catalio provides investment advice with respect to private companies as well as publicly traded companies. Catalio does not maintain formal information barriers; rather, Catalio has implemented robust controls, processes and monitoring activities in order to mitigate insider trading risk and ensure appropriate handling of MNPI as further described herein. All Catalio Employees will be subject to the policies and procedures detailed herein, unless otherwise specified.

[4]

For purposes of the Outside Business Activity Policy, a “special relationship” is with whom the Employee’s physical proximity and regularity of contact could result in the circumstantial appearance that the person has shared MNPI.

[5]

For purposes of the Outside Business Activities Policy, Immediate Family Members also include any partnership, corporation or other entity in which the Immediate Family Member has a 25% or greater beneficial ownership interest or in which the Employee exercises effective control.

[6]	“In possession of MNPI” means that the person is aware of MNPI at the time of the trade.

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11.3	Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others may expose you, as a Team Member, to stringent penalties including fines and jail terms. The SEC can also recover profits gained or losses avoided through Insider Trading, impose a penalty of up to three (3) times the illicit windfall, and issue an order permanently barring you from the securities business.

As a Team Member, you can also be sued by investors seeking to recover damages for Insider Trading. In addition, any violation of the Code of Ethics Insider Trading Policy (see below) can be expected to result in serious sanctions by Catalio, including termination of your employment. In addition, under certain circumstances, Catalio may also be liable for Insider Trading conducted by you and, even if Catalio is not found guilty of Insider Trading, the reputational damage resulting from an insider trading allegation alone may cause Catalio irreparable harm.

11.4	The Restricted List

The CCO may place certain securities on a Restricted List. As a Team Member, you are prohibited from personally, or on behalf of a Fund, purchasing or selling securities that appear on the Restricted List. When a security is restricted, it is restricted for both Employees and the Clients. A security may be placed on Catalio’s Restricted List for a variety of reasons including, but not limited to:

•	The Firm or an Employee is in possession of material, nonpublic information (as defined below) about an issuer;

•	An Employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Firm or such Employee to receive MNPI;

•	The Firm has executed a non-disclosure or similar agreement with a specific issuer that restricts trading in that issuer’s securities;

•	An Employee trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;

•

An investor relationship that involves a senior officer or director of an issuer (a “Value- Added Investor” or “Venture Partner”) and may present the appearance of a conflict of interest or an actual conflict of interest;

•	Any security which at the time of such transaction is:

•	being considered for purchase or sale by a Client,

•	being purchased or sold by a Client, or

•	at the time of such proposed transaction, held for the account of one or more Client.

The CCO is responsible for maintaining the Restricted List via ComplySci and securities will remain on the Restricted List until such time as the CCO deems their removal appropriate. The CCO will review the Restricted List on at least a quarterly basis. As relevant, the CCO will coordinate such review with the relevant trader, portfolio manager and/or investment team member in order to determine if the removal of a security is appropriate.

11.5	Watch (or Pre-Approval) List

Catalio maintains a list of securities of companies about which Catalio may come into possession of MNPI (“Watch List” or “Pre-Approval List”). A Watch List is generally used to Compliance to monitor trading activity in companies where there is significant risk that Catalio may be in

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possession of MNPI. The placement of a security on a Pre-Approval List will halt any trading activities in such security. Compliance may must intervene to cancel trades, liquidate positions, and limit trading activity as needed. Additionally, Compliance may also intervene to clear trades that were previously halted if it has determined that Catalio was not in possession of MNPI. Securities will be removed from a Watch List once they have been placed on the Restricted List, or once Compliance determines that there is no longer a need to utilize a Watch List to monitor Catalio’s trading in the listed company’s securities.

11.6	Post-Trade Surveillance List

Catalio also maintains a Post-Trade Surveillance List where it may monitor trading regarding certain public companies in various circumstances. In contrast to the Restricted List and the Watch List, the Post-Trade Surveillance List does not halt trading activity. Rather, the Post-Trade Surveillance List is used by Compliance as a post-trade surveillance tool, covering both Client trades and Access Persons’ personal trades. Unlike the Restricted List and the Watch or Pre-Approval List, this list is only visible to Compliance.

Among other things, the following are non-exhaustive examples of when Compliance may elect to place a security on the Post-Trade Surveillance List:

•

Compliance has determined that the issuer is a public company that has an ongoing business relationship with or is in discussions regarding a potential business relationship or transaction with a Catalio privately-held portfolio company.

•

Compliance determines that a Catalio private portfolio company is a customer of or supplier to a public company, or is engaged in speculative, early stage discussions regarding a transaction with a public company.

Unlike the Restricted List and Watch List, Compliance will utilize news alerts designed to notify the team of significant public announcements by public companies with securities that have been placed on the Post-Trade Surveillance List, in order to identify situations where Catalio Clients or any Catalio Access Persons have traded the listed public company’s securities within 10 days in advance of such any such news announcement, and will investigate the circumstances of such trading and document its findings.

Compliance will review both Catalio’s trading history as reflected in its Order Management System and Access Persons’ personal account statements in connection with these reviews on a quarterly basis.

Since the Post-Trade Surveillance List is a post-trade surveillance tool, securities will not be placed on the Post-Trade Surveillance List if Compliance determines that Catalio actually possesses MNPI about these securities, or that there is a significant risk that Catalio could receive MNPI about these securities in the near term. As described above, under these circumstances, Compliance will utilize either the Restricted List or Watch List as it deems appropriate.

11.7	Value-Added Investors

Value-Added Investors (“VAIs”) are defined as investors who may provide some benefit to Catalio (such as industry expertise or access to individuals in the investor’s network) beyond just the value of that individuals investment. Examples of such investors could include: executive-level officers or directors of a company or personnel that are affiliated with other investment managers or funds.

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Due to the nature of their position, VAIs may possess inside information and there is a risk that during interactions with such individuals, the Firm may receive MNPI.

The CCO must seek to identify VAIs. Should the CCO identify any VAIs, the following steps must be taken:

•	The CCO should ensure that Employees are aware of the potential risk of discussions with VAIs and should avoid discussion of any specific public companies.

•	If any potentially sensitive topics were discussed with a VAI (e.g., specific companies), it should be reported to the CCO.

All meetings with Value Added Investors must be logged in ComplySci.

11.8	Public Company Meeting Monitoring

All Public Company Meetings must be logged in ComplySci.

Compliance may monitor trading after Catalio Employees have had one-on-one meetings or small group meetings with management at public company issuers, or Compliance may monitor trading after the Clients have made a profit on trading a particular security after such meetings have taken place. The CCO or designee will perform periodic review of corporate access meetings, and reserves the right to modify or implement additional trade activity testing in its reasonable discretion.

11.9	Role-Based Access Controls (RBAC) and Information Ringfencing

Catalio maintains strict Role-Based Access Controls (RBAC) for general Firm information governance purposes, and this access protocol is equally applied to the investment and research team’s activities. Generally, RBAC protocols segregate information and determine the necessary level of access, to include the following parameters:

•	Compliance, in its sole discretion, grants access to Catalio files, folders, applications, and any other system where data is stored.

•	Investment and research team members are only granted access to the information related to the deals they are working on.

For additional information ringfencing, Information Blocks may be utilized in certain circumstances, and the CCO will maintain appropriate procedures with respect to implementation and maintenance of Information Blocks. For example, additional Information Blocks may be used when:

•	Catalio signs an NDA with respect to a public company (including affiliates and subsidiaries of a public company);

•	Catalio goes Over the Wall with respect to a confidentially marketed deal related to a company in which the Firm has an existing private investment.

11.9	Wall Crossings

All requests to go Over the Wall must be logged in ComplySci.

The Firm has implemented procedures with respect to requests related to confidentially marketed deals, such as SPACs and secondary offerings (“Over the Wall Requests”). All potential opportunities require the CCO to be notified, who will be responsible for conflicts checks and further documentation as further set forth in the Over the Wall and Secondary Offering Procedures. Only the CCO can approve a Wall Crossing.

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11.10	Shadow MNPI

In certain instances, Employees will serve on the Board of Directors or maintain observer or information rights for certain private investments made by the Firm on behalf of its Clients. These positions may subject such Employees to information that may be material to public companies in the instances of potential merger and acquisitions or other material transactions with public companies, or in the case of public companies pursuing similar indications to private portfolio companies (“Shadow MNPI”). Catalio takes steps to mitigate the risk of Shadow MNPI:

•

During the investment diligence stage, including for example adding protective language to confidentiality agreements and evaluating private companies for Shadow MNPI risk, identifying public comparables, if any, and taking Compliance steps, as appropriate, to ensure compliance with this Insider Trading Policy.

•

At the time a private investment is made, in which Catalio is granted director, observer or information rights, including identifying public comparables, if any, and adding those securities to a Pre-Clearance List for Catalio fund trading.

•	Annually, to review and revise Shadow MNPI determinations.

Any public securities deemed by the CCO to be at high risk require pre-approval before a Catalio Fund can trade such securities.

Relevant Employees will receive appropriate periodic training and may be subject to periodic attestations to ensure that relevant information has been provided to the CCO for further assessment.

11.11	Expert Networks

As part of its research process, Catalio retains the services of third party subject expert consultants (“Experts”) through our “Venture Partner Network,” an outside “Expert Network” or otherwise (collectively, “Network”). In the event that Catalio uses a Network for research, we have adopted the following policy and procedures for speaking with Experts retained through Networks or otherwise.

Expert Network Policy

This “Expert Networks Policy” sets forth Catalio’s guidelines regarding the use of Experts. The Expert Networks Policy is designed to reduce the risk of an Expert divulging MNPI, information that the Expert has agreed to keep confidential, or information the transmittal of which would breach any duty or law by the Expert (“Confidential Information”) during a research conversation with a Catalio employee (“Expert Call”). Generally:

•	All Expert Calls require pre-approval from the CCO or designee and logging in ComplySci. Pre-approval and logging may be obtained using ComplySci, or using an approved Expert Network vendor portal.

•	All Expert Calls will be monitored by the CCO or designee.

•	Any vendors being utilized as an outside Expert Network must be pre-approved by the CCO.

Prohibitions on Certain Experts

Catalio does not allow Expert calls with Expert individuals who:

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•	Are current employees of public companies.

•	Has participated in an Expert Call with Catalio in the previous 6 months.

Pre-Meeting Procedures

•

At the time of an Expert meeting request, Compliance will review respective Experts’ affiliations including Boards of Directors, Advisory Board or Scientific Advisory Board of a public company, or otherwise is participating in a clinical trial related to a public company.

•

If the Expert is affirmatively identified as meeting the above criteria, or it is unclear whether the Expert meets the above criteria, the Expert call may be denied, or the Compliance team may ask for additional steps to be taken prior to approving, such as:

•	Request additional information about the Expert.

•	Request a list of topics/questions to be approved ahead of the Expert Call.

•	Ask the research team to identify other Experts who do not meet such criteria, prior to proceeding with an Expert who does.

•	If an Experts meets the above criteria and Compliance Team proceeds with approving the meeting, Compliance Team will chaperone such discussions.

In-Meeting and Post-Meeting Procedures

•	Employee will state, at the beginning of a call with an Expert:

“Catalio is not seeking or interested in learning any non-public information related to your affiliations with any public companies, including related to any participation or knowledge of clinical drug or medical device trials which have not been publicly disclosed.”

•

Employee will maintain notes of the call, including questions the Expert was asked. Notes must be kept in a Catalio system that is approved for electronic archiving, such as Bloomberg, Slack, email, of SharePoint, etc.

•	Employees must immediately report the receipt of any potential MNPI ascertained in a meeting or call to the CCO.

•	Employees must not disclose such MNPI to any other person, or trade securities on behalf of themselves or the Firm, until the Employee receives subsequent instructions from the CCO.

Venture Partners

Venture Partners are individuals who are a part of Catalio’s Venture Partner Network, and with significant experience and expertise in the healthcare space who have affiliations with the firm via personal or professional relationships. These individuals are consulted on potential and existing investments, and are compensated by Catalio for their advice.

In addition to following the Expert Network procedures above,

•

Catalio will maintain internal record of Venture Partners’ Board affiliations, clinical trials, and other potential sources of MNPI to mitigate risk and/or conflict, including placing public securities affiliated with Venture Partners on a Watch List.

•	Any Expert Calls or meetings with the Firm’s Venture Partners will be subject to CCO pre-approval via ComplySci, and chaperoned by Compliance.

•	The CCO, or designee, may require an agenda with topics and questions to be sent and pre-approved.

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Compliance Oversight of Expert Networks

The CCO, or designee, will consult with Employees to investigate any circumstances warranting further review and, as needed, will document instances of possession of MNPI by a Supervised Person outside the ordinary course of the Firm’s business. The CCO will review the Firm’s Expert Networks Policy at least annually to ensure that the policy is effective in preventing the misuse of MNPI.

11.12	Breach of Duty

Insider Trading liability is a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an Insider, the prohibition against Insider Trading can apply to a person even if that person has no employment with the issuer of the securities that are traded, such as a Temporary Insider or an individual who misappropriates his or her employer’s information. Catalio does not expect you, as an Employee, to evaluate this element of Insider Trading, but you should be aware of the source of information received that may be Nonpublic and/or Material.

11.13	Catalio’s Insider Trading Policy

Catalio’s Insider Trading Policy applies to every Catalio Team Member and extends to activities outside the scope of your duties at Catalio. Catalio forbids you, as an Employee, from engaging in any activities that would be considered illegal Insider Trading.

11.14	Procedures Designed to Detect and Prevent Insider Trading

•	Before trading on your own behalf, or for others, you should highly consider the following questions regarding information in your possession:

•

Is the information Nonpublic? Is the information Material? If, after consideration of the above, you believe that the information is Material and Nonpublic, or if you have questions as to whether the information is Material and Nonpublic, you should take the following steps:

•	Report the potential MNPI immediately to the CCO.

•	Do not communicate the information inside or outside of Catalio, other than to the CCO.

•	Do not purchase or sell the securities either on behalf of himself or herself or on behalf of others.

•	After the CCO has reviewed the issue, you will be instructed whether to continue the prohibition against communication and trading.

Appendix B, Insider Trading Procedures contains additional guidance and requirements for you as an Employee in connection with situations that may result in the receipt of MNPI.

11.15	Compliance Responsibilities

The CCO is responsible for the implementation, review and testing of Catalio’s Insider Trading Policy. The CCO is assisted in policy implementation and testing by Optima Partners.

11.15.1	Training

The CCO or designee will discuss with all Employees Catalio’s Insider Trading Policy to ensure that you are properly trained and aware of the required reporting procedures::

•	In Initial training provided to all Catalio employees at the time of hire.

•	During Catalio’s annual compliance training meetings.

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•	During Catalio’s quarterly compliance training meetings, or otherwise on a no less than quarterly basis.

11.15.2	Testing and Surveillance

The CCO is responsible for implementing a testing program to ensure Employees’ compliance with the Insider Trading Policy, both when trading on behalf of Catalio and on behalf of personal accounts. Testing may include:

•	Surveillance of trades based on P&L impact, trade timing, or relative risk.

•	Surveillance of trades based on research activities, corporate access activities, over the wall requests, market events, or meetings across the Firm.

•	Review of trade rationale, company write-up and contemporaneous electronic discussions about each trade.

•	Review and quality assurance of automated trade controls, Compliance calendar logging in ComplySci, and adherence with in-meeting MNPI procedures.

The CCO will check the Restricted List against pre-approval requests for Liquidating Trades. The CCO also will check the Restricted List against Catalio’s portfolio trades for potential violations of the Insider Trading Policy. The CCO reserves the right to modify or implement additional trade activity testing in its reasonable discretion.

11.16	Attestations

Employee Acknowledgement of Receipt and Compliance Attestation

As an Employee, you will be asked to execute initial hire, annual and quarterly attestations via ComplySci. This includes:

•	Employee Acknowledgement of Receipt and Compliance Attestation, certifying that you have read and understands the Code of Ethics contents.

•	Gifts and Entertainment Policy Quarterly Compliance Attestation, to confirm you are complying with the Gifts and Entertainment Policy.

•	Limited Offerings Policy Quarterly Compliance Attestation, to confirm that you are complying with the Limited Offerings Policy.

•	Pay to Play Policy Quarterly Compliance Attestation, to confirm that you are complying with the Pay to Play Policy.

•	Outside Business Activities Policy Quarterly Compliance Attestation, to confirm that you are complying with the Outside Business Activities Policy.

•	Insider Trading Policy Quarterly Compliance Attestation, to confirm that you are complying with Catalio’s Insider Trading Policy.

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Appendix A – Employee Acknowledgement of Receipt and Compliance Attestation

As an Employee, you are required to read this Code of Ethics and acknowledge having understood its contents by printing out this page, entering their name, and signing, dating, and returning it to the CCO.

I do hereby acknowledge that I have received and read the Code of Ethics. I understand its contents and agree to the policies and procedures set forth herein. I have had the opportunity to ask the CCO questions and I have received adequate responses. I am aware of the penalties for violation of provisions of the Code of Ethics and I agree to them.

Name:

Signature:

Date:

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Appendix B – Insider Trading Procedures

I.	Procedures Governing Communication with Third Parties

When you, as an Employee, communicate with third parties there is a risk that they may obtain MNPI that restricts Catalio’s ability to purchase and sell securities. Catalio has adopted specific procedures governing Employees’ interactions, which are designed to limit Catalio’s inadvertent receipt of potentially restricting information and to alert Catalio to any circumstance in which potentially restricting information has been conveyed to an Employee.

To help prevent unwanted receipt of MNPI, Employees generally should preface conversations with third parties with the statement that Catalio (i) is a public investor, (ii) does not want to receive MNPI, (iii) will not agree to keep information confidential and (iv) will not agree to refrain from trading on that information (Catalio will engage in its own, internal legal analysis on the lawfulness of any trading it contemplates and will comply with all legal requirements).7 If you, as an Employee, receive requests for Catalio to participate in investment or trading activities that convey the receipt of non-public information about an issuer or its securities, you are expected to notify the CCO immediately. The CCO will assess the nature of the information conveyed or anticipated and determine whether or not to add the issuer to the Restricted List. Solicitations to participate in a private investment in public equity (“PIPE”), when the PIPE has not been publicly announced, conveys MNPI since a company’s need for financing reflects generally on the company’s financial situation. These are to be alerted to the CCO immediately so that the issuer can be added to the Restricted List.

II.	Procedures Governing Formal and Informal Confidentiality Agreements

In the normal course of business, you may be given the opportunity to learn of confidential information about an issuer provided pursuant to a confidentiality agreement between Catalio and an issuer or an adviser to the issuer (for example, when considering the purchase of a privately negotiated investment, such as bank debt). In order to track Catalio’s obligations and assess any potential restrictions on trading as a result of receipt of confidential information, all confidentiality agreements must be reviewed, approved, and maintained by the CCO, and the relevant Employees, in consultation with the CCO, will determine if the issuer should be placed on the Restricted List.

The opportunity to learn of confidential information about an issuer, and the confidential information itself, may be presented orally (for example, via a call from a bank or broker acting as adviser or agent of an issuer). At times, the party providing the information by telephone may follow up with an email to Catalio which assigns certain legal terms to the confidential information provided (which may or may not have been conveyed orally) and either requests a confirmation by email of those terms or asserts that such terms have already been agreed to orally. It is important that no one other than the CCO reply to any emailed “over-the-wall”

[7]

Conversations that Employees may have about a public company with the senior management of that public company pose significantly less risk of trading restrictions and of appearance issues, since senior company managers are expected to understand and comply with their duties to not selectively disclose their companies’ MNPI, and the Firm does not pay for the time of these senior company managers. These interactions nonetheless could result in the receipt of MNPI and Employees are expected to notify the CCO immediately, as required by the Insider Trading Policy, if the Employee believes that he or she has received what may be MNPI during any such interaction.

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confidentiality agreements. Accordingly, if you receive (or if you have any question about whether you may have received) an “over-the-wall” confidentiality agreement, you should contact the CCO immediately.

III.	Required Pre-Approval for Service as a Director or on a Creditor’s Committee or in a Similar Capacity

As an Employee, you may not serve as a director to any company or entity without obtaining the CCO’s pre-approval. You may also not serve on a creditors’ committee (whether formal or informal), or in a similar capacity, without obtaining the CCO’s pre-approval. Service in these capacities may give Employees access to one or more of the following: (i) information subject to the attorney-client privilege (for example, communications from counsel hired by a creditors’ committee); (ii) non-public company information (for example, corporate information shared with the board of directors); and (iii) confidential information (for example, ad hoc committee members’ strategies, shared under a confidentiality agreement). Potential trading restriction issues will be addressed in determining whether to approve the proposed service, as may be other considerations, including the potential liability and conflicts of interest associated with such positions.

As an Employee, you generally should not share Catalio’s confidential information with companies on whose boards or committees you sit on. In a situation where you believe that sharing Catalio’s confidential information may be in the best interest of Catalio’s Clients; you should consult with the CCO.

IV.	Procedure for Reporting Receipt of MNPI

Catalio Employees are required to immediately report receipt of potential MNPI to the CCO or designee. Employees are expected to follow the following procedures:

•	Notify the CCO or designee immediately upon receipt of potential MNPI.

•	Do not discuss the receipt of potential MNPI with anyone inside or outside of Catalio other than the CCO or designee.

•	Do not purchase or sell the securities regarding which you have received potential MNPI, either on behalf of yourself, on behalf of others, or on behalf of Catalio.

•	If you are not certain whether non-public information you’ve received could be potential MNPI, seek guidance from the CCO or designee.

The CCO will assess the nature of the information conveyed and determine whether or not to add the issuer to the Restricted List.

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Appendix C – Glossary

The following terms are commonly referred to in this Code of Ethics. Terms that are not defined below are otherwise defined herein.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act and any rules adopted by the SEC under any of these statutes; and the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or the Department of the U.S. Treasury.

“Code of Ethics Rule” if you are an investment adviser registered or required to be registered under section 203 of the Act, you must establish, maintain, and enforce a written Code of Ethics.

“Advisers Act” means the Investment Advisers Act of 1940.

“Securities Exchange Commission” or “SEC” is the Securities and Exchange Commission.

“Investment Adviser” means any person who, for compensation, engages in the business of advising others, either directly or through publications or writings, as to the value of securities or as to the advisability of investing in, purchasing, or selling securities, or who, for compensation and as part of a regular business, issues or promulgates analyses or reports concerning securities.

“Chief Compliance Officer” or “CCO” means the Firm’s Chief Compliance Officer, or, as appropriate, his or her designee.

“Compliance Program” is comprised of the policies and procedures contained in the Manual and this Code of Ethics.

“Whistleblower Program” created to incentivize individuals to report high-quality tips to the Commission and assist the agency in its efforts to combat wrongdoing and, as a result, better protect investors and the marketplace.

“Foreign Official” means any officer or employee of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Political Action Committee” or “PAC” is generally an organization whose purpose is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labor unions, membership organizations or trade associations or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices.

“Access Person” refers to an Employee or Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or an employee or Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All directors, officers, and partners are presumed to be

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Access Persons if the adviser’s main business is providing investment advice. Any other person designated by the CCO shall be considered Access Persons. These could include consultants, interns, or independent contractors if they have access to nonpublic securities recommendations.

“Covered Accounts” including accounts of the Employee’s children, stepchildren, grandchildren, parent, stepparent, grandparent, spouse , sibling, mother-in-law, father-in-law, son-in-law, brother-in-law, or sister-in-law, and adoptive relationships (an “Immediate Family Member”) residing in your his or her household.

Non-Discretionary Managed Account” is an account over which the Employee had no direct or indirect influence or control. This includes accounts for which an Employee has granted full investment discretion to an outside broker-dealer, bank, investment manager, or adviser.

“Security” broadly defined by the SEC to include stocks, bonds, certificates of deposit, options, interests in private placements, futures contracts on other securities, participation in profit-sharing arrangements, and interests in oil, gas, or other mineral royalties or leases, among other things. Questions about securities should be brought to the attention of the CCO.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Limited Offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506, under the Securities Act of 1933.

“Initial Public Offering” or “IPO” is offering of securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

“Restricted List” means the list of securities maintained by the Chief Compliance Officer in which trading by Access Persons is generally prohibited.

“Value-Added Investor” means an executive level officer (i.e., president, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Partner) or director of a company, who, due to the nature of his/her position, may obtain material, non-public information.

“Exchange Act” means the Securities Exchange Act of 1934.

“Material Non-Public Information” or “MNPI” is information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would deem important in making an investment decision about a security. Employees and Supervised Persons need to consult the adviser’s CCO about questions as to whether information constitutes as MNPI.

“Insider Trading” refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security.

“Nonpublic Information” is considered to be information that has not been broadly disseminated to investors in the marketplace. Information is broadly disseminated when it has been made available to the public through publications of general circulation (i.e., The Wall Street Journal) or in a public disclosure document filed with the SEC (i.e., a Form 8K).

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There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

“Material Information” Information is “Material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. This includes earnings information, merger and acquisition information, significant changes in assets, and significant new products or discoveries.

“Insider” is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, MNPI. This any employee of an issuer (regardless of title), as well as any controlling shareholder.

“Temporary Insider” if he or she enters into a special confidential relationship in the conduct of an issuer’s affairs and, as a result, is given access to information. Temporary Insiders include, among others, the Firm’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations. A hedge fund employee may be considered a Temporary Insider depending on the facts and circumstances.

“Tipper / Tippee Liability” an Employee (the “Tipper”) who does not trade the security but learns of MNPI from an Insider, Temporary Insider or a person misappropriating information in violation of a duty of trust or confidence, and then shares the MNPI with someone else (the “Tippee”) who then does trades that security, may be liable for the trading done by the Tippee. It therefore is important that Employees never pass on MNPI to anyone else who may trade while in possession of MNPI or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows or should have known that the Tipper breached a duty of trust or confidence.

“Contribution” any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) The purpose of influencing any election for Federal, State or local office (ii) Payment of debt incurred in connection with any such election or (iii) Transition or inaugural expenses of the successful candidate for State or local office.

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Catalio Capital Management	July 2021 Code of Ethics

Appendix D – Permissible and Non-Permissible Personal Trades

Transaction/Security Type	Must Get Trades Pre-Approved by Compliance?	Must Report Trades? (Via Broker Feed or Quarterly Statements)
Any non-discretionary managed accounts	No, but compliance must certify each non-discretionary managed account as such	No
Bank account deposits	No	No
Treasury bills; other US Government obligations, including municipal bonds and other state or local government bonds	No	No
Cryptocurrencies[8] (e.g. Bitcoin) and Non-Bitcoin Digital Assets (including ICOs and other tokens)	No	No
Mutual fund shares (not managed by the Firm or an affiliate)	No	No
Certificates of Deposit	No	No
Money market securities	No	No
529 Plans	No	No
Broad-based [9] ETFs, ETNs and closed-end funds (20+ holdings)	No	Yes
Non broad-based ETFs, ETNs and closed-end funds	Yes	Yes
Currencies (not including cryptocurrencies)	No	No
Corporate Bonds and Fixed Income securities	No	Yes
Any public securities, including options, futures, and warrants, in the healthcare sector, including biotechnology, as reflected in Bloomberg Industry Classification Standard (BICS).	Prohibited	Prohibited
Any public equity securities, including options, futures, and warrants, of stocks owned by Catalio Clients, as well as any in the Healthcare sector.	Yes	Yes
Equity public securities including options, futures, and warrants of	No	Yes

[8]	“Cryptocurrencies” use cryptographic protocols, or extremely complex code systems that encrypt sensitive data transfers, to secure their units of exchange. An example of a cryptocurrency is “Bitcoin.”
[9]

“Broad based” means that the fund (i) is not composed of exposure to a single asset (e.g., GLD, OIL) \, (ii) has at least 20 or more underlying components and securities and (iii) no single position greater than 10%.

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stocks not in the Healthcare sector or owned by Catalio Clients. (Note: This excludes any security that is on the Firm’s Restricted List, which you may not trade at all.)
Securities issued in any IPO/initial public offering	Yes	Yes
Limited offerings (also known as private placements, private investments, etc.)	Yes	Yes

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Catalio Capital Management	July 2021 Code of Ethics

Appendix E – Anti Bribery Policy and Procedures

Anti-Bribery Policy

Catalio’s Anti-Bribery Policy prohibits you, as an Employee, from offering payments, or anything else of value, to a government official that will assist Catalio in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at the Catalio found to be violating the Anti-Bribery Policy will be subject to disciplinary action, which may include termination. Catalio requires you to report any suspicious activity that may violate the Anti-Bribery Policy to the CCO. If you fail to report known or suspected violations, it may lead to disciplinary action.

Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (FCPA) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a Foreign Official10 for the purpose of influencing an official act or decision to obtain or retain business. The FCPA applies to all Foreign Officials and all employees of state-owned enterprises. The definition of Foreign Official is broadly interpreted by the SEC and the U.S. Department of Justice both of whom enforce the FCPA’s prohibitions.

Under the FCPA, both Catalio and its Employees can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge but includes “consciously avoiding” the high probability that a third party representing Catalio will make or offer improper payments to a Foreign Official.

FCPA Red Flags

Investment advisers that engage foreign agents are expected to be attuned to any “red flags” in connection with the relationship, which may include:

•	The foreign country’s reputation for corruption;

•	Requests by a foreign agent for offshore or other unusual payment methods;

•	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

•	An apparent lack of qualifications;

•	Non-existent or non-transparent accounting standards; and

•	Whether the foreign agent comes “required” by a Foreign Official.

Sanctions for violating the FCPA are severe and may include fines for Catalio and/or Employees and jail terms for Employees.

[10]

A “Foreign Official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

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Pre-Approval Requirement

As an Employee, you are prohibited from giving anything of value to a Foreign Official without the CCO’s pre-approval.

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